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[CART, INC. Letterhead]









                                            February 27, 2002





Promotion Entertainment of Mexico, LLC
600 North Buffalo Grove Road
Suite 300
Wheeling, IL 60089

Attn: Randy K. Dzierzawski


         Re:      Mexican Television Rights

Dear Randy:

         This letter will serve to confirm the agreement between Promotion Entertainment of Mexico, LLC ("Promotion") and Championship Auto Racing Teams, Inc. ("CART") to enter into a definitive agreement with respect to Mexican television rights on the terms and conditions, and subject to the conditions precedent set forth below:

1.       RIGHTS.

         Promotion shall have the exclusive right to broadcast, distribute and transmit the CART sanctioned FedEx Championship Series events via television and radio in Mexico throughout the term of the agreement. CART and Promotion shall not be liable to the other party for any "spillover" from U.S. domestic or Mexican broadcasts.

2.       PRODUCTION AND DISTRIBUTION.

         Promotion, at its sole cost, shall be responsible for all host broadcast television expenses for the Monterrey and Mexico City Races as well as for the world feed which will be provided to CART at no cost. CART shall provide Promotion with a clean (without commentary and graphics) world feed of CART events outside of Mexico at no cost to Promotion. The world feed shall be produced in a manner consistent with the production of the 2001 event in Monterrey and the standards of similar and like international sports broadcasts.






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Randy K. Dzierzawski
Promotion Entertainment of Mexico, L.L.C.
March 29, 2002
Page 2



3.       FINANCIAL TERMS.

         2002 - Promotion shall pay CART $300,000, payable quarterly, commencing March 31, 2002. In addition, CART would receive seventy percent (70%) of Promotion's Net Profits until such time as CART has received a total of $500,000, inclusive of the $300,000 payment.

         2003 - Promotion shall pay CART $325,000, payable quarterly, commencing March 31, 2003. In addition, CART would receive seventy percent (70%) of Promotion's Net Profits until such time as CART has received a total of $550,000, inclusive of the $325,000 payment.

         2004 - Promotion shall pay CART $350,000, payable quarterly, commencing March 31, 2004. In addition, CART would receive seventy percent (70%) of Promotion's Net Profits until such time as CART has received a total of $600,000, inclusive of the $350,000 payment.

         The definitive agreement shall set forth the definition of Net Profits and the right of CART to audit the books and records of Promotion. If Promotion receives a rights fee, the Net Profit shall equal the rights fee reduced by the guaranteed payment set forth above. In the computation of Net Profits, the parties understand and agree that Promotion may enter into a trade with television in which it will trade certain potential profits related to television for advertising and other promotional benefits for the Monterrey and Mexico City Races. To the extent that such trades do not exceed $500,000 in 2002 and $750,000 in 2003 and 2004, such amounts will not be taken into consideration in determining Net Profits. Any trades in excess of said amounts will be included in the profit sharing calculations. In addition, the guaranteed payment to CART will be an expense for purposes of determining Net Profits.

4.       TERM.

         This agreement shall be effective as provided herein and shall continue through December 31, 2004.

5.       CONDITIONS PRECEDENT.

         This agreement and the obligations hereunder are subject to the satisfaction of the conditions set forth below:

         A. Promotion shall provide to CART written confirmation satisfactory to CART from the parties to the Sanction agreements for Monterrey and Mexico City, stating that each of the parties waives its present right to negotiate or enter into any agreement with CART with respect to the television rights associated with Mexico.

Randy K. Dzierzawski
Promotion Entertainment of Mexico, L.L.C.
March 29, 2002
Page 3

         B. CART shall provide Promotion with a certificate from Christopher R. Pook stating that the Board of Directors of CART has approved this agreement.

         Upon receipt of the items listed above, this agreement shall be in full force and effect. If such conditions are not met by March 1, 2002, this agreement will terminate.

6.       RIGHT TO NEGOTIATE AN EXTENSION.

         CART grants to Promotion the exclusive first right to negotiate in good faith, an extension beyond 2004 on terms mutually agreed upon with such negotiation period to conclude thirty (30) days following the 2004 Mexico City event.

         This letter is intended to be a binding Letter of Intent, subject to the conditions precedent set forth above, and therefore, shall constitute a legally binding enforceable contract between the parties pertaining to the subject matter hereof and shall be binding until such time as this agreement is replaced and superceded by a mutually acceptable definitive agreement. Both parties agree to use their best efforts to reduce this letter into a definitive agreement on or before September 15, 2002. The agreement will supercede the September 10, 2001 letter between the parties, which will become null and void upon execution of this agreement and the satisfaction of the conditions precedent set forth herein. Both parties understand, that because of the fact that the Monterrey Mexico Race will take place on March 10, 2002, the parties must move forward with significant efforts related to this agreement and the race in Monterrey, Mexico and therefore the parties agree to use good faith in negotiating and resolving any issues which may arise with respect to such activities.

         If you are in agreement with the foregoing and this letter is acceptable to you, please confirm by signing a copy of this letter and returning it to my attention no later than 12:00 p.m. Eastern time, February 28, 2002.

                              Very truly yours,

                              CHAMPIONSHIP AUTO RACING TEAMS


                              By:  /s/ Christopher R. Pook
                                  ----------------------------------------




Accepted and agreed to this 28th day of February, 2002.



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Randy K. Dzierzawski
Promotion Entertainment of Mexico, L.L.C.
March 29, 2002
Page 4






PROMOTION ENTERTAINMENT OF MEXICO, L.L.C.


By:  /s/ Randy K. Dzierzawski
   --------------------------------------------------